Exhibit 3

A division of Westpac Banking Corporation
ABN 33 007 457 141

Level 14, 188 Quay Street
Auckland, 1010 New Zealand
T: +64 9 367 3787
F: +64 9 367 3733
E: greg_hall@westpac.co.nz
www.westpac.co.nz

25 September 2007

Don Braid
Chief Executive Officer
Mainfreight Limited
PO Box 14038, Panmure
AUCKLAND

Dear Don,

Bank Funding Facilities

We advise that Westpac Institutional Bank, a division of Westpac Banking Corporation (AA Standard & Poors), currently provides banking facilities to Mainfreight Limited.

Mainfreight Limited is a highly valued customer of this bank and facilities are provided on an unsecured basis subject to a Negative Pledge.

The major funding facility available to Mainfreight is a NZ$100m Multi-Option Credit Facility which has an expiry date of 21 December 2009.  The facility is currently drawn to approx NZ$27m.  We further advise that the undrawn amount of the Facility together with funds held on deposit by Westpac for Mainfreight amount to approximately NZ$87m.

I trust this information is sufficient for your purposes.  If we can be of further assistance please advise.

Kind regards

Greg Hall
Director, Relationships